SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 16, 2004

AVON PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-4881	13-0544597

(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York	10105-0196

(Address of Principal Executive Offices)	(Zip Code)

(212) 282-5000

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

1. On March 26, 2004 the United States District Court for the Southern District of New York rendered a decision in the class action suit commenced in 1991 on behalf of certain classes of holders of Avon’s Preferred Equity-Redemption Cumulative Stock (“PERCS”). The court’s decision, in the form of Findings of Fact, Conclusions of Law and an Order, directs entry of judgment in favor of Avon and dismissal of the Consolidated Amended Class Action Complaint. The plaintiffs have not indicated whether they intend to appeal the court’s decision.

2. A Brazilian subsidiary of the Company has been responding to a series of excise and income tax assessments from the Brazilian tax authorities asserting that the establishment in 1995 of separate manufacturing and distribution companies in that country was done without a valid business purpose. On March 18, 2004 a Brazilian subsidiary of the Company was informed that a mandatory second-level appellate review had confirmed an earlier appellate decision rejecting income tax assessments totaling approximately $150 million (including interest). The remaining assessments were not affected by the decision.

3. On March 16, 2004 the Superior Court for the State of California issued an order in response to Avon’s demurrer to plaintiffs’ Second Amended Complaint in the matter of Blakemore, et al. v. Avon Products, Inc., et al. The court dismissed plaintiffs’ fraud and breach of contract causes of action, dismissed with leave to amend plaintiffs’ cause of action based on the California Business and Professions Code, and allowed plaintiffs’ unjust enrichment cause of action to go forward. The court also dismissed three of the four named plaintiffs in the action.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.

Dated: April 1, 2004	By: /s/ Gilbert L. Klemann, II

	Name:	Gilbert L. Klemann, II
	Title:	Senior Vice President, General Counsel and Secretary